SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware	000-27596	97-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (650) 802-7240

ITEM 5.    OTHER EVENTS.

On April 22, 2002, Conceptus, Inc. issued a press release announcing it has completed filing of a Pre-Market Approval (PMA) application with the U.S. FDA for Essure™. Text of the press release follows:

San Carlos, CA, April 22, 2002—Conceptus, Inc. (NASDAQ NM: CPTS) announced today that it has completed filing of a Pre-Market Approval (PMA) application with the U.S. Food and Drug Administration (FDA) to market Essure™, the Company’s non-incisional permanent birth control procedure.

Currently, women in the U.S. who choose permanent birth control must undergo incisional tubal ligation, which requires cutting into the abdominal cavity, and typically is done under general anesthesia with a four to six day recovery period. Essure requires no incisions, and can be performed without general anesthesia. Interim data from the Pivotal Trial show that women who underwent the Essure procedure typically returned to their normal activities within 1-2 days, and working women typically returned to work in one day or less.

According to the Centers for Disease Control and Prevention, surgical tubal ligation is the most common method of contraception in the United States. To date, more than 10 million women in the U.S., and more than 100 million women worldwide have undergone the procedure. If the FDA approves the Essure PMA, permanent birth control could be revolutionized before the end of the decade.

“We believe Essure could represent the beginning of a new standard of care, which would ultimately make the choice of permanent birth control an easier one for women,” said Steve Bacich, President and CEO of Conceptus. “We are very pleased that we have completed one of the company’s most significant milestones with the submission of this PMA application. Importantly, we are one step closer to bringing this option to women in the U.S.”

If approved by the FDA, Essure would be the first device available to offer women an alternative to surgical tubal ligation that doesn’t require an incision and can be done routinely without general anesthesia. To date, in more than 900 woman-years of effectiveness testing in the clinical trial, there has not been a pregnancy with Essure. Interim data from the Pivotal Trial also show that 99 percent of women who have relied on the Essure micro-insert for birth control rated their long-term comfort as ‘good’ to ‘excellent’, and 95 percent of patients would recommend the procedure to a friend. Additionally, 92 percent of women who were employed returned to work in one day or less following the day of the procedure.

Professor Rafael Valle, MD, Northwestern University Medical School, will be presenting the clinical data from the Essure Pivotal Trial recently submitted in the PMA at the American College of Obstetrics and Gynecology meeting at the Los Angeles Convention Center on May 7, 2002.

1

There have been no known pregnancies in the clinical trials or in the commercial setting with women relying on Essure. However like all birth control methods, pregnancies in the Pivotal Trial are expected with the use of Essure. Adverse events initially preventing reliance on Essure were less than 4 percent and were primarily associated with improper device placement. However, some of these women had a second Essure procedure, and were able to rely on the device for contraception. This reduced the adverse events ultimately preventing reliance to 2.5 percent. Because there are no abdominal incisions and general anesthesia is not required, the risk profile for the Essure procedure, as is typical of hysteroscopic procedures, is expected to be lower, and of a different severity, than that of abdominal incisional procedures. This is typified by the minor nature of most of the adverse events.

“If approved by the FDA, a key factor in the commercial success of Essure would be patient satisfaction,” said Cindy Domecus, Senior Vice President of Clinical Research and Regulatory Affairs at Conceptus. “We’ve had an overwhelming response to Essure from women in the clinical trials who have been very satisfied with their quick recovery time and their decision to choose Essure. Conceptus chose to develop a non-incisional form of permanent of birth control because of the documented need for contraceptive alternatives, the significant risk associated with unintended pregnancies and abortions, and the infrequent but significant risks of invasive sterilization methods.”

If approved by the FDA, Conceptus anticipates making Essure available to U.S. women in 2003. The device is currently marketed in Australia, Europe, Singapore and Canada.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.

Permanent Birth Control

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 93 percent of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four and five hours of hospital recovery time and four to six days before returning to regular activities. Development of a non-incisional method of tubal ligation has been an elusive goal for researchers since the 1970’s.

An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to average 15 minutes of hysteroscopic time for the Essure procedure and to return home about 45 minutes after the procedure is completed. During the Pivotal Trial, 92 percent of Essure patients who were employed returned to work in one day or less, excluding the day of the procedure. Reliance on Essure does not involve taking drugs or hormones.

About Conceptus

2

Conceptus, Inc. is developing Essure, an investigational medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. Essure is currently an investigational device in the United States, and studies are ongoing to support the product’s safety and effectiveness.

Data from the United Nations show that worldwide, 33 percent of reproductive couples using birth control rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of birth control in the U.S., and that 35 percent of women age 35-44 have had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States.

The Essure procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for products, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

###

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:    April 23, 2002

4